April 20, 2011	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3303 ext. 3121
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES
SECOND QUARTER RESULTS
FOR FISCAL 2011
AND QUARTERLY DIVIDEND

PITTSBURGH, PA – April 20, 2011 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ended March 31, 2011. Fidelity recorded net income of $659,000 or $0.18 per share (diluted) for the period, compared to net income of $479,000 or $0.12 per share (diluted) in the prior year quarter. The $180,000 increase in net income primarily reflects an increase in net interest income of $161,000 and an increase in non-interest income (excluding OTTI charges) of $232,000, partially offset by an increase in income tax provision of 211,000.  The Company’s annualized return on average assets was .38% and return on average equity was 5.35% compared to .26% and 4.02% respectively, for the same period in the prior year. For the six-month period ended March 31, 2011, net income was $525,000, or $.11 per share (diluted), compared to $711,000 or $.17 per share (diluted) in the prior year period. The $186,000 decrease in net income primarily reflects a decrease in non-interest income of $207,000, an increase in operating expenses of $146,000, and a decrease in income tax benefit of $90,000, partially offset by an increase in net interest income of $257,000.  Annualized return on assets was .15% and return on equity was 2.12% for the fiscal 2011 period, compared to .20% and 2.99%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses increased $161,000 or 4.6% to $3.7 million for the three-month period ended March 31, 2011, compared to $3.5 million in the prior year period. For the six months ended March 31, 2011, net interest income before provision for loan losses increased $257,000 or 3.6% to $7.4 million, compared to $7.2 million in the prior year period.

The provision for loan losses was $300,000 for the three-month periods ended March 31, 2011 and 2010.  The provision for loan losses was $600,000 for the six-months ended March 31, 2011 and 2010. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  An evaluation of the loan portfolio, current economic conditions and other factors is performed each quarter end at the balance sheet date. Non-performing loans and foreclosed real estate were 1.61% of total assets at March 31, 2011, compared to 2.42% at March 31, 2010.  The allowance for loan losses was 63.7% of non-performing loans at March 31, 2011, compared to 32.5% at March 31, 2010.

Non-interest income, excluding the OTTI charges, increased $232,000 or 17.8% to $1.5 million for the quarter ended March 31, 2011 compared to $1.3 million for the same period last year. The increase for the current quarter primarily relates to an increase in the gains on the sale of investment and mortgage-backed securities of $193,000, an increase in non-insured investment product income of $20,000, and in increase in ATM fees of $21,000.  For the six months ended March 31, 2011, non-interest income, excluding the OTTI charges, was $2.6 million compared to $3.0 million in the prior year period. The decrease for the six-month period is primarily attributed to a decrease in the gains on the sale of investment and mortgage-backed securities of $451,000 and a decrease in deposit service charges and fees of $119,000, partially offset by an increase in loan origination fees and charges of $80,000 and an increase in other operating income of $42,000.

OTTI charges were $279,000 during the three-month period ending March 31, 2011, compared to $296,000 in the prior year period.  The impairment charges for the current period relate to the Company’s holdings of a pooled trust preferred security, a single issue preferred security, and a private label mortgage-backed security.  OTTI charges were $1.4 million during the six-month period ending March 31, 2011, compared to $1.5 million during the prior year period.  The impairment charges for the current six-month period relate to the Company’s holdings of five pooled trust preferred securities (“trups”), a single issue preferred security, a private label mortgage-backed security, and common stock of a local financial institution. The impairment charges in the prior year period related to the Company’s investment in six pooled trust preferred securities.  The impairment charges on pooled trups for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trups to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At March 31, 2011, the Company had holdings in 20 different trust preferred offerings, with a book value of $15.4 million.  The net unrealized loss on these securities amounted to $3.4 million at March 31, 2011.  Included in the Company’s holdings of trust preferred securities are 13 pooled trups with a book value of $11.6 million and an unrealized loss of $2.9 million as of March 31, 2011.  Of the $11.6 million in pooled trups, five securities representing $8.3 million pass their principal coverage tests, while eight pooled securities with a book value of $3.3 million do not.  Those securities that fail their coverage test have a current face amount of $11.7 million for which $8.4 million in impairment charges have previously been taken.

Operating expenses were relatively unchanged at $3.8 million for the quarter ended March 31, 2011, as compared to the prior year period.  For the six-month period in this fiscal year, operating expenses increased $146,000 or 2.0% to $7.6 million, compared to $7.5 million in the prior year period.  The operating expense increase for the six-month period ended March 31, 2011 is primarily attributed to an increase in salary and benefits expense of $284,000, partially offset by decreases in professional fees of $36,000, FDIC insurance premiums of $37,000, and other operating expenses of $92,000.

For the three-months ended March 31, 2011, the provision for income taxes increased $211,000 to a provision of $200,000 compared to a benefit of $11,000 for the same period last year.  For the six months ended March 31, 2011, the tax benefit decreased $90,000 to a benefit of $34,000 compared to a benefit of $124,000 for the same period last year.  The tax benefits were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in those periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets were $684.8 million at March 31, 2011, a decrease of $11.9 million or 1.7% compared to September 30, 2010, and a decrease of $23.2 million or 3.3% compared to March 31, 2010. Net loans outstanding decreased $34.7 million or 9.3% to $338.4 million at March 31, 2011 as compared to September 30, 2010, and decreased $51.5 million or 13.2% as compared to March 31, 2010. Deposits increased $781,000 to $445.2 million at March 31, 2011 as compared to September 30, 2010, and decreased $901,000 as compared to March 31, 2010. Short-term borrowings were $211,000 at March 31, 2011, $130,000 at September 30, 2010, and $131,000 at March 31, 2010. Long-term debt was $80.0 million at March 31, 2011, relatively unchanged as compared to September 30, 2010, and decreased $13.4 million as compared to March 31, 2010. Stockholders’ equity was $49.9 million at March 31, 2011, compared to $49.6 million at September 30, 2010 and $48.3 million at March 31, 2010.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.02 per share on the Company’s common stock. The dividend is payable May 31, 2011 to stockholders of record May 13, 2011.  This dividend represents the 91st uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at  www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
March 31, 2011 and 2010 (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Interest income	$ 6,732	$ 7,403	$ 13,694	$ 15,225
Interest expense	3,050	3,882	6,280	8,068

Net interest income	3,682	3,521	7,414	7,157
Provision for loan losses	300	300	600	600
Net interest income after provision
for loan losses	3,382	3,221	6,814	6,557
Net impairment losses recognized
in earnings ("OTTI")	(279)	(296)	(1,356)	(1,530)
Noninterest income (excluding OTTI)	1,533	1,301	2,638	3,019
Noninterest expense	3,777	3,758	7,605	7,459

Income before income tax provision (benefit)	859	468	491	587
Income tax provision (benefit)	200	(11)	(34)	(124)

Net income	659	479	525	711
Preferred stock dividend	(88)	(88)	(175)	(175)
Amortization of preferred stock discount	(15)	(15)	(30)	(30)
Net income available to common
stockholders	$ 556	$ 376	$ 320	$ 506

Basic earnings per common share	$ 0.18	$ 0.12	$ 0.11	$ 0.17
Diluted earnings per common share	$ 0.18	$ 0.12	$ 0.11	$ 0.17

Net interest margin (tax equivalent)	2.36%	2.18%	2.36%	2.20%
Annualized return on average assets	0.38%	0.26%	0.15%	0.20%
Annualized return on average equity	5.35%	4.02%	2.12%	2.99%

Balance Sheet Data (unaudited)
(In thousands, except share data)
	March 31, 2011	September 30, 2010	March 31, 2010

Total assets	$ 684,812	$ 696,670	$ 707,989
Cash and cash equivalents	51,900	29,337	29,182
Total investment securities	261,250	259,561	256,437
Loans receivable, net	338,356	373,072	389,829
Deposits	445,229	444,448	446,130
Borrowed funds (includes subordinated debt)	183,153	196,605	206,386
Stockholders' equity	49,897	49,586	48,310
Book value per common share	$ 14.06	$ 14.03	$ 13.63

Average equity to average assets	7.13%	6.72%	6.53%
Allowance for loan losses to loans receivable	1.79%	1.54%	1.39%
Non-performing assets to total assets	1.61%	1.55%	2.42%
Non-performing loans to total loans	2.87%	2.78%	4.33%